Madison Asset Management

A Joint Venture Between:

Madison Investment Advisors, Inc.

and

CUNA Mutual Group

Expected Closing June 30, 2009

MAP-0509-036E

Who is Madison Investment Advisors, Inc?

We are an independent, employee owned investment management organization, with offices in Madison, Wisconsin; Chicago, Illinois; and Scottsdale, Arizona. We've successfully managed assets for clients for over 35 years and with our subsidiaries manage approximately $7.5 billion in assets. Our story begins with our people. Of our 75 employees, 42 are investment professionals. They've accomplished 20 CFA designations, 15 MBA degrees, 7 CPAs and 4 Law degrees. Furthermore, investment management is our only business.

Investment Responsibility For:

- Sub-Advisory Relationships
- Institutional Accounts
- Retirement Accounts
- Foundations & Endowments
- Corporations
- Municipalities
- Insurance Companies
- Individual Investors

Investment Vehicles:

- Customized Separate Accounts
- Mutual Funds
- Closed-End Funds
- Model Portfolio Manager

MAP-0509-036E

Madisonis primarily focused on the "managed account business", and has a long history of successfully managing assets for clients, navigating difficult markets over three-plus decades. We have an unwavering commitment to service, and a national reputation for excellence.

MSP
LISTED
NYSE
APRIL
28
THURSDAY
MSP
LISTED
NYSE
Ringing the opening bell on the NYSE

Investment Philosophy

A common theme that permeates all of our investment strategies is to ***"Participate and Protect,"*** a phrase we have even trademarked. Our goal is to participate during rising and strong market environments, yet limit any potential declines. A review of our performance history shows that of the strategies we manage, virtually every one has surpassed its benchmark (see Exhibit A -- Performance Composite). Furthermore, we have typically done it with less risk (volatility).

MAP-0509-036E

Approach to the Equity Markets

- While we understand that all companies operate in a "top-down" world, we analyze companies from a "bottom-up" perspective. We also traditionally favor high quality companies, with consistent growth patterns that are trading at reasonable valuations. We strive to remain both objective and unemotional in our decision-making process through independent thinking. All designed to have our clients "participate" during favorable market environments, yet limit potential declines. We believe the best way to *make* money, is *not to lose* money.

- We follow a rigorous three-step process when evaluating potential investments. We consider the companies *business model*, the management team and the valuation of each potential investment. When evaluating the business model we look for a sustainable, competitive advantage, cash flow that is both predictable and growing, as well as a rock-solid balance sheet. When assessing *management* we look to see how they have allocated capital in the past, their track record for enhancing shareholder value and the nature of their accounting practices. The final step in the process is assessing the proper *valuation* for the company. We like to purchase securities trading at a discount to their intrinsic value as determined by discounted cash flows. We corroborate this valuation work with additional valuation methodologies.

- We consider the potential RISK as well as the potential reward of any investment idea, and this upside/downside analysis is a key part of our stock selection process. Our valuation discipline requires investments to have significant margin of safety. Our sell discipline is designed to be implemented in a methodical, unemotional way.

MAP-0509-036E

Approach to the Fixed Income Markets

- As an active fixed income manager, we believe in being acutely aware of and actively managing all potential risks and opportunities in the portfolio.

- Predominately a "top-down" approach, our initial strategy is to determine the overall direction of interest rates and position portfolio durations accordingly. As our primary forecasting instrument, our proprietary *Fixed Income Forecasting Model* represents an "index of leading indicators" on the economy, and traditionally rates as well. Our goal is to identify crucial "inflection points" that signal forthcoming changes in the direction of rates, as well as the strength and durability of market trends.

- When we believe interest rates are falling, we lengthen duration to take advantage of the increased returns that should be available as rates move lower. Likewise, when our proprietary market indicators warn of forces that could push interest rates higher, our managers will seek to shorten portfolio maturities (durations) with the goal of limiting potential declines.

- We analyze the yield curve to determine the most advantageous portfolio construction.

- We determine the relative attractiveness of corporate vs. government and/or government agency securities, in part relying on our proprietary *"spread model"*. Risk/reward ratio's are continuously monitored.

- Security selection is more critical today than ever.

MAP-0509-036E

Investment Professionals

We have definite standards of education and business experience required of all persons that manage portfolios, provide performance analysis or provide investment advice to clients. Such background would include appropriate college degrees, meaningful financial experience, and/or advanced degrees in finance or related fields. None of our managers has any disciplinary history.

Christopher C. Berberet, Managing Director, received his BBA in finance from the University of Wisconsin in 1981. He earned his CFA designation in September 1988. Employed by Madison Investment Advisors, Inc. since February 1992.

Frank E. Burgess, President, graduated from Iowa State University in 1964 with a BS in Engineering. Graduated from University of Wisconsin in 1967 with a JD in Law. Mr. Burgess has been CEO of Madison Investment Advisors, Inc. since he founded the firm in 1974.

Brian J. Cleven, Managing Director, earned an MBA from Northwestern University in 1999 and a BS in Electrical Engineering from the University of Wisconsin in 1986. He is FINRA Series 7 licensed and is a licensed professional engineer. Mr. Cleven joined Madison in 2001.

Elizabeth A. Dettman, Managing Director, graduated from Valparaiso University with a BS in Accounting. She holds a CPA designation and is a member of WICPA. Ms. Dettman has served as the Chief Financial Officer for Madison Investment Advisors, Inc. since 1996.

Madison's Equity Team

Ray DiBernardo, Vice President, holds a BA from the University of Western Ontario and is a CFA Charterholder. Prior to joining Madison in 2003, he was previously employed at Concord Trust in Chicago as well as a Toronto based International equity firm.

Jeffrey Doinoff, CFA, Vice President, holds a BS degree from The Ohio State University and an MBA from the University of Cincinnati. Mr. Doinoff previously Served at a San Francisco based hedge fund, and in a similar capacity for Hahn Capital Management, before joining Madison Investment Advisors in 2005.

Richard A. Eisinger, Managing Director, obtained a JD from the University of Louisville School of Law and an MBA in Finance from Cornell University's Johnson Graduate School of Management. Employed by Madison since July 1997.

MAP-0509-036E

Investment Professionals

Katherine L. Frank, Managing Director, graduated from Macalaster College in St. Paul, MN in 1982 with a BA in Economics and Business. Employed by Madison Investment Advisors, Inc. since September 1986.

Dave Halford, Vice President, graduated from the University of Wisconsin, with a BS in 1970 and an MBA in 1974. He joined Madison in December 2000. He holds the CPA title and was awarded the CFA designation in 1986.

Matt Hayner, Vice President, graduated from Eastern Illinois University in 1995 with a BS in Chemistry and obtained his MBA in finance from the University of St. Thomas in 2001. Mr. Hayner joined Madison's equity team in 2002.

Drew Justman, Equity Analyst, graduated from the University of Wisconsin with a BBA in Finance and Economics and a MS in Finance. Prior to joining Madison Investment Advisors in 2005, Mr. Justman was employed by Merrill Lynch.

Paul A. Lefurgey, Managing Director, graduated from Michigan State University with a B.A. in Accounting. He earned the CFA designation in 1993 and joined Madison in 2005. Mr. Lefurgey was previously with Members Capital Advisors as Head of Fixed Income and Duff & Phelps Investment Management Company in Chicago where he also served as Portfolio Manager and Head of Fixed Income.

Madison's Fixed Income Team

John F. McClure, Managing Director, graduated from the University of Notre Dame in 1967 with a BA in Economics and in 1969 earned an MBA from Northwestern University. Employed by Madison Investment Advisors, Inc. since November 1987.

Michael J. Schlageter, Managing Director, graduated from the University of Notre Dame in 1979 with a BBA in Business Administration. Mr. Schlageter has been employed by Madison Investment Advisors, Inc. since August 1986.

Jay R. Sekelsky, Managing Director, graduated from the University of Wisconsin in 1981 with a BBA in Accounting and in 1987 with an MBA in Finance. He earned his CPA in 1982 and CFA in 1989. Mr. Sekelsky has been employed by Madison Investment Advisors, Inc. since January 1990.

Michael R. Yaktus, Managing Director, graduated from the University of Wisconsin with a BBA in Finance and Accounting. In addition, Mr. Yaktus has obtained both the CPA and CFP designations. He joined Madison in 1992.

MAP-0509-036E

Who is Madison Asset Management?

Madison Asset Management represents a joint venture between Madison Investment Advisors and CUNA Mutual Group. (Exhibit B)

What were the reasons for the joint venture?

For CUNA Mutual Group, this allows them to focus more on their core products and services including the pension and 401 (k) products, annuities, life and long-term care products. In addition, the MEMBERS Funds, Ultra Series Funds and MAP /IMAP assets will be overseen by an investment firm with an even broader array of investment talent, more defined investment focus and an excellent performance history.

Madison's office building at 550 Science Drive in Madison's University Research Park. The building was designed to highlight natural materials – wood, metals, concrete and a wooded setting.

For Madison Investment Advisors, it allows us to continue to focus on delivering the best investment management possible. In addition, along with acquiring additional assets to manage, we further broaden our research capabilities, make additional investment disciplines available to our clients and expand our distribution capabilities.

MAP-0509-036E

Why was Madison Investment Advisors selected?

- Key managers have a national reputation. CIO Jay Sekelsky was one of five finalists for Morningstar Manager of the Year in 2007. Lead mid-cap manager Rich Eisinger was the featured manager in one of Barrons' quarterly Mutual Fund Sections. Lead fixed income manager Paul Lefurgey has achieved a fine record and previously held that role at Members Capital Advisors.
- Being located in Madison provides a great opportunity to combine research staffs. We anticipate a seamless transition, with no interruption in the individual portfolio managers' attention to the funds they manage.
- Madison has been a **clear survivor** during these tumultuous times. Many great investment firms have suffered significant loss of assets, resulting in downsizing and depletion of professional staff. This joint venture suggests broader capabilities, with the best people from Madison and MCA combining to manage assets in the future.

MAP-0509-036E

Keeping in mind that Madison will not assume any management responsibilities until the end of June . . . we are happy to provide answers to some of the questions we have recently heard.

Madison's office building at 550 Science Drive in Madison's University Research Park.

1. What are important pieces of information I should know about Madison Investment Advisors and the joint venture?

This joint venture represents a tremendous opportunity for everyone. It remains a strategy offered in partnership with CUNA Mutual Group, with an enhanced emphasis on superior returns. The assets are managed by substantially the same professional staff, yet overseen by and eventually integrated with an investment firm with a growing national reputation.

2. What will be CUNA Mutual Group's involvement Madison Asset management going forward?

CUNA Mutual Group continues to have an important financial interest in Madison Asset Management, which will be governed by a joint Oversight Board. Creation or termination of MMF and USF funds, fund mergers, changes in share classes, changes in advisory or service fees, approval of each fund's lead portfolio manager(s), performance reviews, material changes in a fund's fundamental investment strategy, reviews of subadvisers and other important matters will be considered by the Oversight Board. A true collaboration.

MAP-0509-036E

Madison

Madison Investment Advisors, Inc.

Exhibit A

Performance Composites

Periods Ending: March 31, 2009

(see performance supplements)

Fixed Income Strategies	Benchmark	Annualized	Madison	Benchmark	Difference
Intermediate Gov't / Credit*	Barclay's IGC	Trailing One year	4.29%	1.96%	**2.33%**
		Trailing Three Years	6.71%	5.62%	**1.09%**
		Trailing Five Years	4.37%	3.70%	**0.67%**
		Trailing Ten Years	5.36%	5.43%	**-0.07%**
Intermediate Corporate*	Barclay's IC	Trailing One year	0.21%	-4.03%	**4.24%**
		Trailing Three Years	4.40%	2.55%	**1.85%**
		Trailing Five Years	3.03%	1.95%	**1.08%**
		Trailing Ten Years	4.85%	4.82%	**0.03%**
Aggregate	Barclay's Agg.	Trailing One year	5.88%	3.13%	**2.75%**
		Trailing Two Years	7.47%	5.41%	**2.06%**

Equity Strategies	Benchmark	Annualized	Madison	Benchmark	Difference
Large-Cap Equity	S&P 500	Trailing One year	-33.87%	-38.07%	**4.20%**
		Trailing Three Years	-11.06%	-13.06%	**2.00%**
		Trailing Five Years	-4.58%	-4.76%	**0.18%**
		Trailing Ten Years	-0.19%	-3.01%	**2.82%**
Mid-Cap equity	Russell Mid-Cap	Trailing One year	-35.03%	-40.81%	**5.78%**
		Trailing Three Years	-10.67%	-15.53%	**4.86%**
		Trailing Five Years	-2.56%	-3.53%	**0.97%**
		Trailing Ten Years	5.97%	2.27%	**3.70%**

* Madison SMA Strategy Returns

Historical performance is presented gross of advisory fees. Past performance does not predict future results.

For complete Aggregate GIPS performance: http://www.madisonadv.com/docs/disclosure/PPInstitutionalComposite2009.pdf

For GIPS performance for all other listed products: http://www.madisonadv.com/docs/disclosure/PPWrapPerformanceLink2009.pdf

MAP-0509-036E

Fixed Income Wrap Government/Corporate

Intermediate Sub-Advisory Composite

ANNUAL DISCLOSURE PRESENTATION

Year End	Total Firm Assets (millions)	Composite Assets		Annual Performance Results
		USD (millions)	Number of Accounts	Composite Gross	Composite Net	Index	Composite Dispersion
2008 2007 2006 2005 2004 2003 2002 2001 2000 1999 1998 1997 1996 1995 1994 1993	5,497	1,970	4,360	7.55%	6.23%	5.07%	0.6%
	7,273	2,008	4,660	8.22%	6.90%	7.40%	0.1%
	8,102	2,282	5,337	4.31%	3.02%	4.08%	0.09%
	9,022	2,774	6,571	1.65%	0.39%	1.57%	0.1%
	8,813	3,087	7,149	1.88%	0.62%	3.04%	0.2%
	7,419	3,010	6,458	3.42%	2.14%	4.30%	0.3%
	6,272	2,822	5,554	7.97%	6.65%	9.82%	0.7%
	5,526	2,260	4,058	8.63%	7.31%	8.98%	0.6%
	4,584	1,748	2,876	9.67%	8.34%	10.10%	0.3%
	3,956	1,312	2,324	0.56%	(0.69%)	0.39%	0.2%
	3,682	1,059	1,736	8.90%	7.57%	8.42%	0.2%
	3,122	761	1,228	7.90%	6.58%	7.87%	0.2%
	2,641	531	1,073	3.90%	2.62%	4.06%	0.2%
	2,265	421	905	15.05%	13.66%	15.31%	0.3%
	1,833	261	717	(0.58%)	(1.82%)	(1.93%)	0.2%
	1,696	167	450	7.16%	5.85%	8.78%	0.6%

Fixed Income Wrap Government/Corporate Intermediate Sub-Advisory Composite contains fully discretionary sub-advised fixed income government/corporate intermediate wrap fee accounts. For comparison purposes the composite is measured against the Barclays Capital U.S. Intermediate Government/Credit Index (Index). Madison Investment Advisors, Inc. has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS®). Madison Investment Advisors, Inc. is a registered investment adviser. The firm maintains a complete list and description of composites, which is available upon request by calling Lydia Kiebzak at 608.274.0300. Results are based on fully discretionary accounts under management, including those accounts no longer with the firm. Past performance is not indicative of future results. The U.S. Dollar is the currency used to express performance. Returns are presented gross and net of fees and include the reinvestment of all income. Gross returns are shown as supplemental information and are stated gross of all fees and transaction costs; net returns are reduced by the highest all-inclusive wrap fee of 1.25%. Wrap accounts make up 100% of the composite for all periods shown. Wrap fees include Madison’s portfolio management fee, as well as all charges for trading costs, custody, and other administrative fees. The annual composite dispersion presented is an equal-weighted standard deviation calculated for the accounts in the composite the entire year. Additional information regarding policies for calculating and reporting returns is available upon request. Madison’s management fee schedule is as follows: 0.50% annually on the first $5 million; 0.40% annually on the next $15 million; 0.35% annually on the next $15 million. Wrap fee schedules are provided by independent wrap sponsors and are available upon request from the respective wrap sponsor. Actual investment advisory fees incurred by clients may vary. The Fixed Income Wrap Government/Corporate Intermediate Sub-Advisory Composite was created January 1, 2002. Madison Investment Advisors Inc.’s compliance with the GIPS standards has been verified for the period January 1, 1991 through September 30, 2008 by Ashland Partners & Company LLP. A copy of the verification report is available upon request.

MAP-0509-036E

MADISON INVESTMENT ADVISORS, INC.

FIXED INCOME WRAP CORPORATE ONLY

INTERMEDIATE SUB-ADVISORY COMPOSITE

ANNUAL DISCLOSURE PRESENTATION

Year End	Total Firm Assets (millions)	Composite Assets		Annual Performance Results
		USD (millions)	Number of Accounts	Composite Gross	Composite Net	Index	Composite Dispersion
2008	5,497	90	360	2.61%	1.34%	-2.75%	0.6%
2007	7,273	91	356	6.52%	5.21%	5.62%	0.2%
2006	7,782	102	392	4.82%	3.53%	4.50%	0.1%
2005	8,793	100	392	1.58%	0.32%	1.42%	0.2%
2004	8,813	105	380	2.67%	1.40%	4.08%	0.2%
2003	7,419	78	305	4.42%	3.13%	6.91%	0.5%
2002	6,272	43	133	8.50%	7.18%	10.14%	1.3%
2001	5,526	1,481	4,058	8.76%	7.44%	9.77%	0.6%
2000	4,584	1,114	2,876	9.54%	8.20%	9.26%	0.3%
1999	3,956	750	2,324	0.02%	(1.23%)	0.16%	0.2%
1998	3,682	595	1,736	9.28%	7.95%	8.29%	0.2%
1997	3,122	307	1,228	9.88%	8.55%	8.36%	0.2%
1996	2,641	164	1,073	3.76%	2.48%	3.97%	0.2%
1995	2,265	133	905	20.74%	19.31%	18.99%	0.3%
1994	1,833	86	717	(3.53%)	(4.74%)	(2.66%)	0.2%
1993	1,696	52	450	9.72%	8.39%	11.13%	0.6%

Fixed Income Wrap Corporate Only Intermediate Sub-Advisory Composite contains fully discretionary sub-advised fixed income corporate-only intermediate wrap fee accounts. For comparison purposes the composite is measured against the Barclays Capital U.S. Intermediate Credit Index (Index). Madison Investment Advisors, Inc. has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS®). Madison Investment Advisors, Inc. is a registered investment adviser. The firm maintains a complete list and description of composites, which is available upon request by calling Lydia Kiebzak at 608-274-0300. Results are based on fully discretionary accounts under management, including those accounts no longer with the firm. Past performance is not indicative of future results. The U.S. Dollar is the currency used to express performance. Gross returns are shown as supplemental information and are stated gross of all fees and transaction costs; net returns are reduced by the highest all-inclusive wrap fee of 1.25%. Wrap accounts make up 100% of the composite for all periods shown. Wrap fees include Madison’s portfolio management fee, as well as all charges for trading costs, custody, and other administrative fees. The annual composite dispersion presented is an equal-weighted standard deviation calculated for the accounts in the composite the entire year. Prior to January 1, 2002 this dispersion was calculated using the total return of accounts in the Fixed Income Wrap Government/Corporate Intermediate Sub-Advisory Composite for the entire year. Additional information regarding policies for calculating and reporting returns is available upon request. Madison’s management fee schedule is as follows: 0.50% annually on the first $5 million; 0.40% annually on the next $15 million; 0.35% annually on the next $15 million. Wrap fee schedules are provided by independent wrap sponsors and are available upon request from the respective wrap sponsor. Actual investment advisory fees incurred by clients may vary. Prior to January 1, 2002, balanced portfolio segments were included in this composite and performance reflects required total segment plus cash returns using a pro rata cash allocation. Prior to January 1, 2002, the Fixed Income Wrap Corporate Only Intermediate Sub-Advisory Composite consisted of corporate segments of the Fixed Income Wrap Government/Corporate Intermediate Sub-Advisory Composite and during this period the membership between the two composites was identical. The Fixed Income Wrap Corporate Only Intermediate Sub-Advisory Composite was created January 1, 2002. Madison Investment Advisors, Inc.’s compliance with the GIPS standards has been verified for the period January 1, 1991 through September 30, 2008 by Ashland Partners & Company LLP. A copy of the verification report is available upon request.

MAP-0509-036E

MADISON INVESTMENT ADVISORS, INC.

INSTITUTIONAL STRATEGIC CORE FIXED INCOME COMPOSITE

ANNUAL DISCLOSURE PRESENTATION

Year End	Total Firm Assets (millions)	Composite Assets		Annual Performance Results
		USD (millions)	Number of Accounts	Composite Gross	Composite Net	Index	Composite Dispersion
2008 2007	5,497	75	1	8.01%	7.48%	5.24%	N/A
	7,273	67.5	1	7.75%	7.22%	7.02%	N/A

Institutional Strategic Core Fixed Income Composite contains fully discretionary institutional fixed income government/corporate accounts. For comparison purposes the composite is measured against the Barclays Capital U.S. Aggregate Index (Index).

Madison Investment Advisors, Inc. has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS®).

Madison Investment Advisors, Inc. is a registered investment adviser. The firm maintains a complete list and description of composites, which is available upon request by calling Lydia Kiebzak at 608-274-0300.

The U.S. Dollar is the currency used to express performance. Returns are presented gross and net of management fees and include the reinvestment of all income. Net returns are reduced by the highest applicable annual management fee of 0.50%. The collection of fees produces a compounding effect on the total rate of return net of management fees. The annual composite dispersion presented is an equal-weighted standard deviation calculated for the accounts in the composite the entire year. Additional information regarding policies for calculating and reporting returns is available upon request.

Madison’s management fee schedule is as follows: 0.50% annually on the first $5 million; 0.40% annually on the next $15 million; 0.35% annually on the next $15 million. Actual investment advisory fees incurred by clients may vary.

The Institutional Strategic Core Fixed Income Composite was created January 1, 2007. Madison Investment Advisors, Inc.’s compliance with the GIPS standards has been verified for the period January 1, 1991 through September 30, 2008 by Ashland Partners & Company LLP. A copy of the verification report is available upon request.

MAP-0509-036E

Madison Investment Advisors, Inc.

LARGE CAP EQUITY WRAP COMPOSITE

Annual Disclosure Presentation

Year End	Total Firm Assets (millions)	Composite Assets		Annual Performance Results
		USD (millions)	Number of Accounts	Composite Gross	Composite Net	S&P 500	Composite Dispersion
2008 2007 2006 2005 2004 2003 2002 2001 2000 1999 1998 1997 1996 1995 1994 1993 1992	5,497	623	3,845	(31.61%)	(33.85%)	(37.00%)	0.6%
	7,273	1,331	5,717	0.88%	-(2.11%)	5.49%	0.4%
	8,102	2,153	8,342	17.22%	13.88%	15.79%	0.3%
	9,022	2,384	10,597	(2.05%)	(4.97%)	4.91%	0.2%
	8,813	2,319	9,925	13.06%	9.80%	10.88%	0.3%
	7,419	1,453	7,029	23.03%	19.55%	28.69%	0.6%
	6,272	728	4,828	(15.60%)	(18.22%)	(22.10%)	0.4%
	5,526	214	1,231	(1.16%)	(4.11%)	(11.88%)	0.5%
	4,584	28	130	12.64%	9.39%	(9.11%)	0.6%
	3,956	21	83	6.23%	3.12%	21.04%	0.5%
	3,682	10	35	20.18%	16.75%	28.58%	1.0%
	3,122	6	22	36.86%	33.09%	33.36%	N.A.
	2,641	2	6	33.25%	29.57%	22.96%	0.6%
	2,265	2	7	50.76%	46.72%	37.58%	5.4%
	1,833	2	7	(0.34%)	(3.31%)	1.32%	N.A.
	1,696	1	Five or fewer	(0.81%)	(3.76%)	10.08%	N.A.
	1,194	1	Five or fewer	11.76%	8.53%	7.62%	N.A.

Large Cap Equity Wrap Composite contains fully discretionary large cap equity wrap fee accounts. For comparison purposes the composite is measured against the S&P 500 Index. Madison Investment Advisors, Inc. has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS®). Prior to July 1, 2006, the composite was named the Core Large Cap Equity Wrap Composite. Madison Investment Advisors, Inc. is a registered investment adviser. The firm maintains a complete list and description of composites, which is available upon request by calling Lydia Kiebzak at 608.274.0300. Results are based on fully discretionary accounts under management, including those accounts no longer with the firm. Composite policy requires the temporary removal of any portfolio incurring a client-initiated significant cash inflow or outflow of greater than 75% of portfolio assets. The temporary removal of such an account occurs at the beginning of the month in which the significant cash flow occurs and the account re-enters the composite the first full month after the cash flow. Additional information regarding the treatment of significant cash flows is available upon request. Past performance is not indicative of future results. The U.S. Dollar is the currency used to express performance. Returns are presented gross and net of fees and include the reinvestment of all income. Gross returns are shown as supplemental information and are stated gross of all fees and have not been reduced by transaction costs; net performance was calculated using the highest annual all-inclusive wrap fee of 3.00% applied quarterly. Wrap accounts make up 100% of the composite for all periods shown. Wrap fees include Madison’s portfolio management, as well as all charges for trading costs, custody, and other administrative fees. The annual composite dispersion presented is an equal-weighted standard deviation calculated for the accounts in the composite the entire year. Additional information regarding policies for calculating and reporting returns is available upon request. Madison’s fee schedule is as follows: 0.80% annually on the first $5 million; 0.60% annually on the balance. Wrap fee schedules are provided by independent wrap sponsors and are available upon request from the respective wrap sponsor. Actual investment advisory fees incurred by clients may vary. Prior to January 1, 1997, balanced portfolio segments were included in this composite and performance reflects required total segment plus cash returns using a predetermined cash allocation percentage. The Large Cap Equity Wrap Composite was created January 1, 2003. Madison Investment Advisors, Inc.’s compliance with GIPS standards has been verified for the period January 1, 1991 through September 30, 2008 by Ashland Partners & Company, LLP. A copy of the verification report is available upon request.

MAP-0509-036E

Madison Investment Advisors, Inc.

Mid Cap Equity Wrap Composite

Annual Disclosure Presentation

Year End	Total Firm Assets (millions)	Wrap Composite Assets		Annual Performance Results
		USD (millions)	Number of Accounts	Composite Gross	Composite Net	Russell Midcap	Composite Dispersion
2008 2007 2006 2005 2004	5,497	251	1,597	-35.25%	-37.39%	-41.46%	0.7%
	7,273	519	2,049	10.41%	7.22%	5.60%	0.3%
	8,102	488	1,850	17.73%	14.37%	15.26%	0.4%
	9,022	352	1,531	1.94%	(1.07%)	12.65%	0.4%
	8,813	77	283

Year End	Total Firm Assets (millions)	Non-Wrap Composite Assets		Annual Performance Results
		USD (thousands)	Number of Accounts	Composite Gross	Composite Net	Russell Midcap	Composite Dispersion
2003	7,419	5,830	Five or fewer	32.47%	28.79%	40.06%	N.A.
2002	6,272	660	Five or fewer	(14.16%)	(16.81)%	(16.19%)	N.A.
2001	5,526	798	Five or fewer	16.28%	12.94%	(5.63%)	N.A.
2000	4,584	722	Five or fewer	20.35%	16.94%	8.25%	N.A.
1999	3,956	7,689	9	13.57%	10.29%	18.23%	1.2%
1998	3,682	6,735	10	7.54%	4.39%	10.10%	0.9%
1997	3,122	7,578	12	20.88%	17.45%	29.01%	2.2%
1996	2,641	7,188	13
N.A. - Information is not statistically meaningful due to an insufficient number of portfolios in the composite for the entire year.

Mid Cap Equity Wrap Composite contains fully discretionary mid cap equity wrap fee accounts. For comparison purposes the composite is measured against the Russell Midcap Index. Results prior to 3/1/04 are that of the Mid-Cap Equity Non-Wrap composite. Madison Investment Advisors, Inc. has prepared and presented this report in compliance with the Global Investment Performance Standards (GIPS®). Madison Investment Advisors, Inc. is a registered investment adviser. The firm maintains a complete list and description of composites, which is available upon request by calling Lydia Kiebzak at 608.274.0300. Results are based on fully discretionary accounts under management, including those accounts no longer with the firm. Composite policy requires the temporary removal of any portfolio incurring a client-initiated significant cash inflow or outflow of greater than 75% of portfolio assets. The temporary removal of such an account occurs at the beginning of the month in which the significant cash flow occurs and the account re-enters the composite the first full month after the cash flow. Additional information regarding the treatment of significant cash flows is available upon request. Past performance is not indicative of future results. The U.S. Dollar is the currency used to express performance. Returns are presented gross and net of fees and include the reinvestment of all income. Gross returns are shown as supplemental information and are stated gross of all fees and have not been reduced by transaction costs; net performance was calculated using the highest annual all-inclusive wrap fee of 3.00% applied quarterly. Wrap fees include Madison’s portfolio management, as well as all charges for trading costs, custody, and other administrative fees. The annual composite dispersion presented is an equal-weighted standard deviation calculated for the accounts in the composite the entire year. Additional information regarding policies for calculating and reporting returns is available upon request. Madison’s management fee schedule is as follows: 0.80% annually on the first $5 million; 0.60% annually on the balance. Wrap fee schedules are provided by independent wrap sponsors and are available upon request from the respective wrap sponsor. Actual investment advisory fees incurred by clients may vary. The Mid Cap Equity Wrap Composite was created February 29, 2004. Beginning 3/1/04, wrap accounts make up 100% of the composite. Madison Investment Advisors, Inc.’s compliance with the GIPS standards has been verified for the period January 1, 1991 through September 30, 2008 by Ashland Partners & Company LLP. A copy of the verification report is available upon request.

MAP-0509-036E

Exhibit B

Madison Investment Advisors, Inc.
Joint Venture
CUNA Mutual
MEMBERS Capital Advisors
Three equity-income funds, including two closed end mutual funds that are listed on the New York Stock Exchange
MEMBERS Mutual Funds (Retail)
Ultra Series Funds (Variable Annuity and Insurance Product Investments)
MAP/IMAP (Retail and Institutional Managed Accounts)
Madison Asset Management LLC.

Madison Investment Advisors, Inc Retains Ownership & Management Authority

CUNA Mutual Group Retains Revenue Share and Oversight Role

For illustrative and discussion purposes only

MAP-0509-036E